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                                                                   EXHIBIT 10.14

                   BON-TON DEFERRED COMPENSATION PLAN DOCUMENT

                                TABLE OF CONTENTS

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Article                                                           Page
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1.    Purpose of the Plan......................................    1

2.    Definitions..............................................    1

3.    Participation............................................    2

4.    Deferrals and Company Contributions......................    3

5.    Maintenance of Accounts..................................    4

6.    Payment of Benefits......................................    5

7.    Amendment or Termination.................................    6

8.    General Provisions.......................................    7
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                         ARTICLE 1. PURPOSE OF THE PLAN

This Plan has been authorized by the Board of Directors to be effective on and after July 1, 1994, and is intended to promote contributions by a select group of management or highly compensated employees of the Company by providing such individuals with an opportunity to defer a portion of compensation they may receive as base salary or as a bonus under a bonus program maintained by the Company. The Plan is unfunded.

                             ARTICLE 2. DEFINITIONS

2.01 "ACCOUNT" shall mean the bookkeeping account maintained for each Participant to record the amount of Base Salary and/or Bonus such participant has elected to defer pursuant to Article 4, and the Company contribution, if any and as provided in Section 4.03, all as adjusted pursuant to Article 5.

2.02 "ADMINISTRATIVE COMMITTEE" shall mean the committee established by the HR Compensation Committee with the responsibilities set forth in this Plan.

2.03 "AFFILIATED COMPANY" shall mean any company, corporation or business directly or indirectly controlled by the Company, whether or not such company, corporation or business participates in the Plan.

2.04 "BASE SALARY" shall mean the Participant's annual fixed compensation paid periodically during the calendar year, including allowances but excluding any Bonus or other form of special pay.

2.05 "BENEFICIARY" shall mean one or more beneficiaries or contingent beneficiaries designated by a Participant pursuant to Section 6.06.

2.06 "BONUS" shall mean the amount, if any, of cash awarded to an employee of the Company under the Company's performance bonus program, a "guaranteed" performance bonus or other bonus approved by the HR Compensation Committee. Excluded from the "bonus" determination shall include payments designated for the purpose of retention, relocation or as a sign-on bonus.

2.07 "CHANGE OF CONTROL" shall be as defined in the 2000 Amended and Restated Stock Option and Restricted Stock Plan of the Company, or any successor plan thereof.

2.08 "COMPANY" shall mean Bon-Ton Department Stores, Inc., a Pennsylvania corporation.

2.09 "COMPENSATION COMMITTEE" shall mean the Human Resources/Compensation Committee of the Board of Directors of the Company.

2.10 "DEFERRAL AGREEMENT" shall mean the completed agreement, including any amendments, attachments and appendices thereto, in such form approved by the Plan Administrator, between an Eligible Executive and the Company, under which the Eligible Executive agrees to defer Base Salary and/or a Bonus under the Plan.

2.11  "EFFECTIVE DATE" shall mean July 1, 1994, the effective date of the Plan.

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2.12  "ELIGIBLE EXECUTIVE" shall mean an employee of the Company designated as eligible to participate in this Plan by the Compensation Committee.

2.13 "PARTICIPANT" shall mean, except as otherwise provided in Article 3, each Eligible Executive who has executed a Deferral Agreement pursuant to the requirements of Section 3.01.

2.14 "PLAN" shall mean the Deferred Compensation Plan for Bon-Ton Department Stores, Inc. as set forth in this document, as it may be amended from time to time.

2.15 "PLAN ADMINISTRATOR" shall mean the individual(s) appointed by the Administrative Committee with the responsibilities set forth in this Plan.

2.16 "PLAN YEAR" shall mean the calendar year, except that the 1994 Plan Year shall begin on the Effective Date and continue to the succeeding December 31.

2.17  "SAVINGS PLAN" shall mean Bon-Ton Stores, Inc. Retirement Contribution
      Plan.

2.18 "VALUATION DATE" shall mean the last business day of each calendar quarter following the Effective Date, or such other day as the Plan Administrator may determine.

                            ARTICLE 3. PARTICIPATION

3.01  IN GENERAL

      a. An Eligible Executive shall become a Participant as of the date such Eligible Executive first files a Deferral Agreement with the Plan Administrator, provided however, such Deferral Agreement shall be effective for purposes of deferring Base Salary or cash Bonus only as provided in Article 4.

      b. The Deferral Agreement shall be in writing and be properly completed upon a form approved by the Plan Administrator who shall be the sole judge of the proper completion thereof. Such Deferral Agreement shall provide, subject to the limitation specified in Section 4.02(a), for the deferral of a portion of Base Salary or all or any portion of cash Bonus and for an investment election as provided in
            Section 5.01. The Deferral Agreement shall include such other provisions as the Administrative Committee deems appropriate.

3.02  TERMINATION OF PARTICIPATION; RE-EMPLOYMENT

      a. Participation shall cease upon a Participant's termination of employment with the Company except to the extent otherwise provided in Section 6.02.

      b.    If a former Participant whose participation in the Plan ceased under
            Section 3.02(a) is re-employed as an Eligible Executive, the former Participant may again become a Participant in accordance with the provisions of Section 3.01.

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                 ARTICLE 4. DEFERRALS AND COMPANY CONTRIBUTIONS

4.01  FILING REQUIREMENTS

      a.    Annual Elections

            1. Prior to the close of business on December 31 in any Plan Year, an Eligible Executive may elect, subject to the limits of Section 4.02(a) below, to defer a portion of Base Salary that is otherwise earned and payable in the succeeding Plan Year or cash Bonus earned in the succeeding Plan Year (and paid in the year following) by filing a Deferral Agreement with the Plan Administrator.

            2. The Plan Administrator may designate an earlier election date. If December 31 does not fall on a business day, such filing must be made by the close of business on the last prior business day.

            3. If an employee becomes an Eligible Executive on or after January 1 in any Plan Year, he may elect to defer Base Salary or cash Bonus for that year by filing a Deferral Agreement with the Plan Administrator prior to the close of business on the thirtieth business day following the date he becomes an Eligible Executive; provided, however, that cash Bonus may be deferred only if the amount of Bonus for that Plan Year has not already been determined by appropriate action of the Board of Directors and Base Salary may be deferred only to the extent it has not yet become earned and payable.

            4. Upon written notification to an Eligible Executive by the Plan Administrator, an election may be required in advance of the dates indicated above, but may not be accepted by the Plan Administrator if delivered later than the dates indicated above.

            5. Notwithstanding any other provision to the contrary, an election to defer any part of Base Salary payable in the 1994 Plan Year shall be made within 30 days from the Effective Date and shall apply to Base Salary earned and payable after July 31, 1994.

      b. A Participant's election to defer Base Salary or cash Bonus for any Plan Year shall become irrevocable on the last day the deferral of such Base Salary or cash Bonus may be elected under Section 4.01(a). A Participant may revoke or change his election to defer Base Salary or cash Bonus at any time prior to the date the election becomes irrevocable. Any such revocation or change shall be made in a form and manner determined by the Plan Administrator.

      c. Except as to a Participant who becomes an Eligible Employee on or after January 1 of the then current Plan Year, a Participant's Deferral Agreement shall apply only with respect to Base Salary earned and payable in the Plan Year following the Plan Year in which the Deferral Agreement is filed with the Plan Administrator under
            Section 4.01(a). A Participant's Deferral Agreement shall only apply to cash Bonus earned in a full plan year after the Deferral Agreement is filed with the Plan Administrator under Section 4.01(a). An Eligible Executive must file, in accordance with the provisions of Section 4.01(a), a new deferral Agreement for each Plan Year the Eligible Executive desires to defer Base Salary or cash Bonus.

      d. Notwithstanding anything in this Plan to the contrary, if an Eligible Executive

            1. receives a withdrawal on account of hardship from any plan maintained by the Company which meets the requirements of
                  Section 401(k) of the Internal Revenue Code (or any successor thereto), and

            2. is precluded from making contributions to such 401(k) plan for at least 6 months after receipt of the hardship withdrawal,

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      no amounts shall be deferred under this Plan pursuant to the Eligible
      Executive's Deferral Agreements until such time as the Eligible Executive is again permitted to contribute to such 401(k) plan. Any Base Salary or cash Bonus payment which would have been deferred pursuant to a Deferral Agreement but for the application of this Section 4.01(d) shall be paid to the Eligible Executive as if he had not entered into a Deferral Agreement.

4.02  AMOUNT AND TIMING OF DEFERRAL

   a. An Eligible Executive who is designated an Officer of the Company by the Compensation Committee may defer up to 20% of Base Salary, provided the minimum deferral of Base Salary shall not be less than $5,000. Any Eligible Executive may defer up to 100% of cash Bonus, provided the minimum deferral election of cash Bonus shall not be less than $1,000. Any deferral of Base Salary or cash Bonus shall, as to amount, either be in whole percentages or in increments of $1,000. All deferrals must be made in full calendar years and must be deferred to not earlier than the third January 1 succeeding the date the Base Salary or cash Bonus deferred would otherwise first be payable.

   b. The Administrative Committee may establish such other maximum or minimum limits on the amount of Base Salary or cash Bonus which may be deferred or the timing of such deferral. Eligible Executives shall be given written notice of any such limits at least ten business days prior to the date they take effect.

4.03  AMOUNT OF COMPANY CONTRIBUTION

      Each Participant's Account may be credited with an additional amount equal to the difference between the amount of the contribution the Company would have made to such participant for that Plan Year under Section 4(e) of the Savings Plan but for the Participant's deferral of compensation under this Plan and the amount actually contributed by the Company to such Participant under Section 4(e) of the Savings Plan for that Plan Year. The Company contribution pursuant to this Section 4.03 shall be credited to such Participant's Account on the first day of the month following the Company's contribution to Participant's Savings Plan.

4.04  CREDITING TO ACCOUNT

      The amount of Base Salary or cash Bonus which a Participant has elected to defer pursuant to Section 4.02 shall be credited to such Participant's Account no later than the first business day of the first calendar month following the date the Base Salary or cash Bonus would have been paid to the Participant in the absence of a Deferral Agreement.

4.05  VESTING

      A Participant shall at all times be 100% vested in his Account.

                       ARTICLE 5. MAINTENANCE OF ACCOUNTS

5.01  INTEREST ON ACCOUNTS

      The Company shall credit the Accounts with interest computed as follows:
      Each Participant shall elect in his Deferral Agreement to have the amounts credited to his Account indexed to the Balanced Fund and/or the Bond (Fixed Income) Fund offered under the Savings Plan, or the successor to either under the Savings Plan, provided, however, that if the Participant shall elect to have a portion indexed to each, such

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      apportionment must be in whole percentage increments. Such earnings and losses shall be net of fund expenses.

      The Participant may change his election to index to either the Balanced Fund or the Bond Fund, as to the amounts then credited to his Account and/or future deferrals, by filing an appropriate written notice with the Plan Administrator pursuant to the same rules in effect concerning the change of investment elections under the Savings Plan. If a Participant fails to make an election under this Section 5.01, he shall be deemed to have elected to have indexed his Account to the Bond Fund.

5.02  INDIVIDUAL ACCOUNTS

      The Plan Administrator shall maintain, or cause to be maintained, records showing the balance of each Participant's Account. On or about March 1 and September 1 of each year, each Participant shall be furnished with a statement setting forth the value of his Account.

5.03  VALUATION OF ACCOUNTS

   a. The Plan Administrator shall value or cause to be valued each Participant's Account at least quarterly. On each Valuation Date there shall be allocated to the Account of each Participant the appropriate amount determined in accordance with Section 5.01.

   b. Whenever an event requires a determination of the value of a Participant's Account, the value shall be computed as of the Valuation Date coincident with, or immediately following, the date of the event.

                         ARTICLE 6. PAYMENT OF BENEFITS

6.01  COMMENCEMENT OF PAYMENT

      Except as otherwise provided in this Article 6, a Participant's Account shall be distributed in cash in a single sum as soon as practicable after the Valuation Date coincident with or immediately following the earliest of (a) the date(s) the Participant elects to have such Account paid to him; provided, however, in no event shall any such amount be payable within three years of the January 1 of the Plan Year during which such compensation was deferred; (b) the date the employment of the Participant by the Company is terminated; or (c) the date of a Change of Control of the Company. Distributions are subject to pending regulations from the IRS regarding code section 409A.

6.02  PAYMENT ON RETIREMENT

      Notwithstanding the foregoing, if a Participant terminates employment due to retirement, he may elect, in lieu of a single sum payment, to receive distribution of his Account in annual installments over a period not to exceed fifteen years, provided, however, any such election must be made at least two years prior to the Participant's retirement date. Any such election shall supersede any prior election as to payment of the Account. If such election is not so made, a single sum payment shall be made. The amount of each annual installment shall equal the balance in his Account as of the Valuation Date coincident with or next preceding the date of each payment, divided by the remaining number of installments payable. As used in this Section 6.02, retirement shall mean normal retirement at age 65 or early retirement at not earlier than age 55 with five years of continuous service as an Officer with the Company.

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6.03  PAYMENT ON DEATH

      Except with respect to payments made pursuant to Section 6.04, if a Participant dies prior to receiving full payment of his Account, the remaining amount in his Account shall be payable in cash in a single sum to his Beneficiary as soon as practicable after the Valuation Date coincident with or next following his death.

6.04  PAYMENT ON VOLUNTARY TERMINATION

      If a Participant shall voluntarily terminate his employment with the Company, the Administrative Committee may elect, in lieu of a single sum payment, to pay the Account in annual installments over a period not to exceed three years. The amount of each annual installment shall equal the balance in his Account as of the Valuation Date coincident with or next preceding the date of each payment divided by the remaining number of installments payable.

6.05  HARDSHIP PAYMENTS

   a. While employed by the Company, a Participant may, in the event of a severe financial hardship, request a withdrawal from his Account. The request shall be made in a time and manner determined by the Administrative Committee, shall not be for a greater amount than the amount required to meet the financial hardship, and shall be subject to approval by the Administrative Committee, which approval shall be at the sole discretion of the Administrative Committee.

   b. For purposes of this Section 6.05, financial hardship shall include:

            1. sudden or unexpected illness or accident of the Participant or of a dependent of the Participant;

            2. loss of the Participant's property due to a casualty or other extraordinary circumstances arising as a result of events beyond the control of the Participant;

            3. any other extraordinary circumstances of the Participant if such circumstances would result in a present or impending critical financial need which the Participant is unable to satisfy with funds reasonably available from other sources.

   c. Except as otherwise provided in this Article 6, no portion of a Participant's Account may be withdrawn prior to the date the Participant elected in the Deferral Agreement.

6.06  DESIGNATION OF BENEFICIARY

      A Participant may, in a time and manner determined by the Plan Administrator, designate a Beneficiary (which may include the Participant's estate) to receive any benefits which may be payable under this Plan upon his death. If the Participant fails to designate a Beneficiary, or if the Beneficiary fails to survive the Participant, such benefits shall be paid to the Participant's estate. A Participant may revoke or change any designation made under this Section 6.06 in a time and manner determined by the Plan Administrator.

                       ARTICLE 7. AMENDMENT OR TERMINATION

7.01  RIGHT TO TERMINATE

      The Company may, by action of the Compensation Committee, terminate this Plan and the related Deferral Agreements at any time. In the event the Plan and related Deferral Agreements are terminated, each Participant or Beneficiary shall receive a single sum payment in cash equal to the balance of his Account. The single sum payment shall be made as soon as practicable following the date the Plan is terminated and

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      shall be in lieu of any other benefit which may be payable to the
      Participant or Beneficiary under this Plan.

7.02  RIGHT TO AMEND

      The Company may, by action of the Compensation Committee, amend this Plan and the related Deferral Agreements in any way on 30 days prior notice to the Participants. If any amendment to this Plan or to the Deferral Agreements shall adversely affect the rights of a Participant, such Participant must consent in writing to such amendment prior to its effective date. If such Participant does not consent to the amendment, the Plan and related Deferral Agreements shall be deemed terminated with respect to such Participant and he shall receive a single sum payment of his Account in cash as soon thereafter as is practicable. Notwithstanding the foregoing, a change in any investment index options under Section 5.01, or the imposition of additional limits upon future deferral elections shall not be deemed to adversely affect any Participant's rights.

                          ARTICLE 8. GENERAL PROVISIONS

8.01  ADMINISTRATION

   a. This Plan shall be administered by the Plan Administrator appointed by the Administrative Committee. The Administrative Committee shall establish rules for the administration of the Plan and shall have discretionary authority to interpret and construe the Plan. The Plan Administrator shall take any other action necessary to the proper operation of the Plan.

   b. Prior to paying any benefit under this Plan, the Plan Administrator may require the Participant or Beneficiary to provide such information or material as the Plan Administrator, in his sole discretion, shall deem necessary to make any determination he may be required to make under this Plan. The Plan Administrator may withhold payment of any benefit under this Plan until he receives all such information and material and is reasonably satisfied of its accuracy.

   c. Any disputes between a Participant or Beneficiary and the Plan Administrator shall be subject to resolution by determination of the Administrative Committee.

   d. All acts and decisions of the Administrative Committee shall be final and binding upon all Participants, former Participants, Beneficiaries, and employees of the Company.

8.02  NO FUNDING

      Nothing contained in this Plan or in a Deferral Agreement shall require the Company to segregate any monies from its general funds, or to create any trusts, or to make any special deposits for any amounts to be paid to any Participant, former Participant or Beneficiary. Neither a Participant, former Participant, Beneficiary, or their heirs or personal representatives, shall have any right, title or interest in or to any funds of the Company on account of this Plan or on account of having completed a Deferral Agreement.

8.03  NO CONTRACT OF EMPLOYMENT

      The existence of this Plan or of a Deferral Agreement does not constitute a contract for continued employment between an Eligible Executive or a Participant and the Company. Except as otherwise limited by the terms of any valid employment contract or agreement entered into between the Company and an Eligible Executive or Participant, the Company reserves the right to modify an Eligible Executive's or Participant's remuneration and to terminate an Eligible Executive or a Participant for any reason and at any

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      time, not with standing the existence of this Plan or of a Deferral
      Agreement.

8.04  WITHHOLDING TAXES

      All payments under this Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax requirements.

8.05  NONALIENATION

      The right to receive any benefit under this Plan may not be transferred, assigned, pledged or encumbered by a Participant, former Participant, or Beneficiary in any manner and any attempt to do so shall be void. No such benefit shall be subject to garnishment, attachment or other legal or equitable process without the prior written consent of the Company.

8.06  CLAIMS PROCEDURE

      The Plan Administrator shall provide adequate notice in writing to any Participant, former Participant or Beneficiary whose claim for a withdrawal or payment under this Plan has been denied, setting forth the specific reasons for such denial. A reasonable opportunity shall be afforded to any such Participant, former Participant or Beneficiary for a full and fair review by the Administrative Committee of a decision denying the claim. The Administrative Committee's decision on any such review shall be final and binding on the Participant, former Participant or Beneficiary and all other interested persons.

8.07  FACILITY OF PAYMENT

      In the event the Administrative Committee shall find that a Participant or his Beneficiary is unable to care for his affairs because of illness or accident, the Administrative Committee may direct that any benefit payment due, unless claim shall have been made therefore by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan and/or the Company therefore.

8.08  LIMITATION OF LIABILITY

      The Company, the members of the Compensation Committee and of the Administrative Committee, the Plan Administrator, and any officer, employee or agent of the Company shall not incur any liability individually or on behalf of any other individuals or on behalf of the Company for any act or failure to act made in good faith in relation to this Plan.

8.09  INDEMNIFICATION

      The members of the Compensation Committee and of the Administrative Committee, the Plan Administrator, and the officers, employees and agents of the Company shall, unless prohibited by any applicable law, be indemnified by the Company against any and all liabilities arising by reason of any act, or failure to act, in relation to the Plan including, without limitation, expenses reasonably incurred in the defense of any claim relating to the Plan, amounts paid in any compromise or settlement relating to the Plan and any civil penalty or excise tax imposed by any applicable statute, if:

   a. the act or failure to act shall have occurred

            1. in the course of the person's service as an officer, employee or agent of the Company or as a member of the Compensation Committee or of the Administrative Committee or as the Plan Administrator, or

            2. in connection with a service provided with or without charge to the Plan or to the Participants or

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                  Beneficiaries of the Plan, if such service was requested by the Compensation Committee or the Administrative Committee or the Plan Administrator, and

   b. the act or failure to act was made in good faith. This determination shall be made by the Company and shall be conclusive.

      The foregoing indemnification shall be from the assets of the Company. However, the Company's obligation hereunder shall be offset to the extent of any otherwise applicable insurance coverage under a policy maintained by the Company or any other person, or other source of indemnification.

8.10  PAYMENT OF EXPENSES

      All administrative expenses of the Plan and all benefits under the Plan shall be paid from the general assets of the Company.

8.11  CONSTRUCTION

   a. The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel. All rights hereunder shall be governed by and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended, and the laws of the Commonwealth of Pennsylvania.

   b. The masculine pronoun shall mean the feminine wherever appropriate.

   c. The captions inserted in the Plan are inserted as a matter of convenience and shall not affect the construction of the Plan.

IN WITNESS WHEREOF, Bon-Ton Department Stores, Inc. has caused this Plan to be amended this 15th day of March, 2005.

                                          BON-TON DEPARTMENT STORES, INC.

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